UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 22, 2018

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On October 22, 2018, registrant issued a press release entitled “Halliburton Announces Third Quarter 2018 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER 2018 RESULTS

•	Income from continuing operations of $0.50 per diluted share

HOUSTON - October 22, 2018 - Halliburton Company (NYSE:HAL) announced today income from continuing operations of $435 million, or $0.50 per diluted share, for the third quarter of 2018. This compares to income from continuing operations for the second quarter of 2018 of $511 million, or $0.58 per diluted share. Operating income was $716 million during the third quarter of 2018, compared to operating income of $789 million in the second quarter of 2018.

“I am pleased with our overall financial results for the third quarter. Our team optimized our performance in North America in the face of short-term challenges, and the recovery of our international operations continued,” commented Jeff Miller, President and CEO.

“Total company revenue of $6.2 billion was essentially flat quarter over quarter, while operating income was $716 million, a 9% decrease compared to the second quarter of 2018, largely due to the softening North America market for completion services.

“In North America, a combination of offtake capacity constraints and our customers’ budget exhaustion led to less demand than expected for completion services. I believe that these are temporary issues, and that the catalysts for improving demand for services are clearly visible: supportive commodity pricing, expanding offtake capacity, building well inventory, and reloaded customer budgets.

“Our international business continues to show signs of a steady recovery, with revenue increasing 5% sequentially, and every international region growing this quarter.

“In both of our divisions, we continue to invest in technologies and capabilities that we believe will drive growth, create meaningful differentiation, and deliver industry-leading returns. As a result, we are able to provide cutting edge technology that sets new standards for service quality and performance, and makes better wells for our customers.

“The outlook for global commodity supply and demand dynamics is constructive. I am confident that Halliburton has the right strategy, technology, and services to deliver industry-leading returns. We remain the leader in North America, which we believe is poised for a better 2019, and Halliburton is better positioned than it has ever been for the international recovery,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the third quarter of 2018 was $4.2 billion, essentially flat when compared to the second quarter of 2018, while operating income was $613 million, a decrease of $56 million, or 8%. Lower pricing and higher maintenance expense in stimulation services in the United States land sector negatively impacted results. That was partially offset by increased completion tool sales and well intervention services in the Eastern Hemisphere and higher stimulation activity in Mexico.

Drilling and Evaluation

Drilling and Evaluation revenue in the third quarter of 2018 was $2.0 billion, essentially flat when compared to the second quarter of 2018, while operating income was $181 million, a decrease of $10 million, or 5%. Declines in drilling fluids activity in North America were partially offset by increased drilling-related services in Latin America.

Corporate and Other Events

During the third quarter of 2018, Halliburton repurchased $200 million of common stock. Halliburton also repaid $400 million of debt that matured in the third quarter.

Geographic Regions

North America

North America revenue in the third quarter of 2018 was $3.7 billion, a 2% decrease sequentially. This decrease was primarily driven by lower pricing for stimulation services in the United States land sector and reduced drilling fluids activity in North America, partially offset by increased activity in the production chemicals and artificial lift product service lines in the United States land sector.

International

International revenue in the third quarter of 2018 was $2.4 billion, a 5% increase sequentially, resulting primarily from increased completion tool sales and well intervention services in the Eastern Hemisphere and higher drilling-related services in Latin America, partially offset by pricing pressure for stimulation services in the Middle East.

Latin America revenue in the third quarter of 2018 was $522 million, a 9% increase sequentially, resulting primarily from increased activity for stimulation services in Mexico and drilling-related services throughout the region, particularly in Argentina, Brazil and Ecuador. These increases were partially offset by decreased software sales in Mexico.

Europe/Africa/CIS revenue in the third quarter of 2018 was $757 million, a 4% increase sequentially, primarily driven by higher pipeline services across the region, coupled with increased completion tool sales in the North Sea.

Middle East/Asia revenue in the third quarter of 2018 was $1.2 billion, a 4% increase sequentially, largely resulting from increased completion tool sales and well intervention services throughout the region, partially offset by pricing pressure for stimulation services in the Middle East.

Selective Technology & Highlights

•
Halliburton released the iCruise™ Intelligent Rotary Steerable System (RSS), a breakthrough technology that delivers faster drilling, more accurate steering, and longer laterals. The iCruise System provides the highest mechanical specifications available in the market today with 400 RPM and up to 18 degrees/100 feet dogleg capabilities to drill fast and with greater accuracy.

•
Halliburton unveiled Prodigi™ AB Service, a first-of-its-kind offering that introduces automation to hydraulic fracturing to achieve a lower cost per BOE. By automating the breakdown process of a fracturing treatment, Prodigi AB Service helps deliver better well performance. It also helps improve overall efficiency, maximize the performance of perforation clusters, and mitigate the risk of screen-out.

•
Halliburton announced the acquisition of GOHFER® Fracture Modeling Software, the leading fracture simulation software in the business. GOHFER Software is used globally for conventional and unconventional well completion design, analysis and optimization.

•
Halliburton released the Xaminer® Magnetic Resonance (XMR™) Service, the industry’s only high pressure rated (35,000 psi) downhole sensor that provides comprehensive nuclear magnetic resonance measurements to improve reservoir insight. The XMR Service delivers detailed formation data, including 2D and 3D fluid characterization, carbonate pore size classification, unconventional analysis, and permeability.

•
Halliburton introduced MicroScout® Plus Service, designed to take hydraulic fracturing and microfracture stimulation to the next level by reaching and effectively stimulating secondary microfractures too small to be propped using conventional frac sand. The enhanced sand suspension characteristics offered by the MicroScout Plus Service offer deeper penetration into the formation and extended conductive complexity, aimed at increasing the productivity of stimulated reservoir volume over the long term.

•
Halliburton announced that its XtremeGrip™ liner hangers have been installed to a record depth of 30,924 feet in the Gulf of Mexico Hess-operated Stampede deepwater development. Halliburton has installed a total of 37 XtremeGrip expandable liner hangers across seven wells to date, with no liner-top leaks or remedial work required.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 55,000 employees, representing 140 nationalities in more than 80 countries, the Company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the Company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the impact of federal tax reform, compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarter ended June 30, 2018, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2018	2017	2018
Revenue:
Completion and Production	$4,170	$3,537	$4,164
Drilling and Evaluation	2,002	1,907	1,983
Total revenue	$6,172	$5,444	$6,147
Operating income:
Completion and Production	$613	$527	$669
Drilling and Evaluation	181	186	191
Corporate and other	(78)	(71)	(71)
Total operating income	$716	$642	$789
Interest expense, net	(140)	(115)	(137)
Other, net	(42)	(31)	(19)
Income from continuing operations before income taxes	$534	$496	$633
Income tax provision	(100)	(135)	(125)
Net income	$434	$361	$508
Net loss attributable to noncontrolling interest	1	4	3
Net income attributable to company	$435	$365	$511
Basic and diluted net income per share	$0.50	$0.42	$0.58
Basic weighted average common shares outstanding	877	872	877
Diluted weighted average common shares outstanding	878	873	880

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended
	September 30
	2018	2017
Revenue:
Completion and Production	$12,141	$9,273
Drilling and Evaluation	5,918	5,407
Total revenue	$18,059	$14,680
Operating income:
Completion and Production	$1,782	$1,071
Drilling and Evaluation	560	433
Corporate and other	(218)	(251)
Impairments and other charges (a)	(265)	(262)
Total operating income	$1,859	$991
Interest expense, net (b)	(417)	(478)
Other, net	(86)	(75)
Income from continuing operations before income taxes	$1,356	$438
Income tax provision (c)	(367)	(81)
Net income	$989	$357
Net loss attributable to noncontrolling interest	3	4
Net income attributable to company	$992	$361
Basic net income per share	$1.13	$0.42
Diluted net income per share	$1.13	$0.41
Basic weighted average common shares outstanding	876	869
Diluted weighted average common shares outstanding	879	872

(a) During the nine months ended September 30, 2018, Halliburton recognized a pre-tax charge of $265 million related to a write-down of its remaining investment in Venezuela, consisting of receivables, fixed assets, inventory and other assets and liabilities. During the nine months ended September 30, 2017, Halliburton recognized a $262 million fair market value adjustment related to Venezuela.

(b) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the nine months ended September 30, 2017.
(c) Includes $47 million of accrued taxes in Venezuela for the charge taken during the nine months ended September 30, 2018.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	December 31
	2018	2017
Assets
Current assets:
Cash and equivalents	$2,057	$2,337
Receivables, net	5,526	5,036
Inventories	2,887	2,396
Other current assets	966	1,008
Total current assets	11,436	10,777

Property, plant and equipment, net	8,821	8,521
Goodwill	2,800	2,693
Deferred income taxes	1,128	1,230
Other assets	1,566	1,864
Total assets	$25,751	$25,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,142	$2,554
Accrued employee compensation and benefits	722	746
Short-term borrowings and current maturities of long-term debt	35	512
Other current liabilities	1,054	1,050
Total current liabilities	4,953	4,862

Long-term debt	10,424	10,430
Employee compensation and benefits	594	609
Other liabilities	763	835
Total liabilities	16,734	16,736

Company shareholders’ equity	8,998	8,322
Noncontrolling interest in consolidated subsidiaries	19	27
Total shareholders’ equity	9,017	8,349
Total liabilities and shareholders’ equity	$25,751	$25,085

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
	2018	2017
Cash flows from operating activities:
Net income	$989	$357
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation, depletion and amortization	1,184	1,163
Working capital (a)	(372)	(502)
Impairments and other charges	312	262
Other	192	177
Total cash flows provided by operating activities	2,305	1,457

Cash flows from investing activities:
Capital expenditures	(1,475)	(934)
Payments to acquire businesses	(166)	(628)
Proceeds from sales of property, plant and equipment	158	111
Purchases of investment securities, net of sales	102	—
Other investing activities	(58)	(56)
Total cash flows used in investing activities	(1,439)	(1,507)

Cash flows from financing activities:
Dividends to shareholders	(473)	(469)
Payments on long-term borrowings	(436)	(1,633)
Stock repurchase program	(200)	—
Other financing activities	28	92
Total cash flows used in financing activities	(1,081)	(2,010)

Effect of exchange rate changes on cash	(65)	(51)
Decrease in cash and equivalents	(280)	(2,111)
Cash and equivalents at beginning of period	2,337	4,009
Cash and equivalents at end of period	$2,057	$1,898
(a) Working capital includes receivables, inventories and accounts payable.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue	2018	2017	2018
By operating segment:
Completion and Production	$4,170	$3,537	$4,164
Drilling and Evaluation	2,002	1,907	1,983
Total revenue	$6,172	$5,444	$6,147

By geographic region:
North America	$3,739	$3,163	$3,834
Latin America	522	530	479
Europe/Africa/CIS	757	722	726
Middle East/Asia	1,154	1,029	1,108
Total revenue	$6,172	$5,444	$6,147

Operating Income
By operating segment:
Completion and Production	$613	$527	$669
Drilling and Evaluation	181	186	191
Total	794	713	860
Corporate and other	(78)	(71)	(71)
Total operating income	$716	$642	$789

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
Revenue	2018	2017
By operating segment:
Completion and Production	$12,141	$9,273
Drilling and Evaluation	5,918	5,407
Total revenue	$18,059	$14,680

By geographic region:
North America	$11,090	$8,164
Latin America	1,458	1,501
Europe/Africa/CIS	2,199	2,005
Middle East/Asia	3,312	3,010
Total revenue	$18,059	$14,680

Operating Income
By operating segment:
Completion and Production	$1,782	$1,071
Drilling and Evaluation	560	433
Total	2,342	1,504
Corporate and other	(218)	(251)
Impairments and other charges	(265)	(262)
Total operating income	$1,859	$991

Conference Call Details
Halliburton will host a conference call on Monday, October 22, 2018, to discuss the third quarter 2018 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 393-0263 within North America or +1 (973) 453-2259 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 6352269.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	October 22, 2018	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary